Exhibit 107
Calculation of Filing Fee Table
Form S-8
(Form Type)
Biohaven Ltd.
(Exact Name of Registrant as Specified in its Charter)

Table 1 - Newly Registered Securities
Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Shares, no par value(2)	Other	393,769(2)	$12.71(3)	$5,004,803.99	$110.20 per $1,000,000	$551.53
Equity	Common Shares, no par value(4)	Other	9,190,000(4)	$12.71(3)	$116,804,900.00	$110.20 per $1,000,000	$12,871.90
Equity	Common Shares, no par value(5)	Other	4,981,801(5)	$12.71(3)	$63,318,690.71	$110.20 per $1,000,000	$6,977.72
Total Offering Amounts					$185,128,394.70		$20,401.15
Total Fee Offsets(6)							-
Net Fee Due							$20,401.15
(1)Pursuant to Rule 416(a) under the Securities Act, this Registration Statement also covers an indeterminate number of additional shares which may be offered and issued pursuant to the plans described herein in the event of a stock dividend, stock split, reverse stock split, extraordinary dividend, extraordinary distribution, recapitalization, reorganization, merger, combination, consolidation, split-up, spin-off, combination, exchange of shares, rights offering, separation, reorganization, liquidation or similar event.
(2)Represents Common Shares reserved for issuance under the Biohaven Ltd. 2022 Employee Share Purchase Plan. The maximum number of Common Shares that may be issued under the Plan may not exceed 393,769 Common Shares, plus the number of Common Shares that are automatically added on January 1st of each year for a period of up to ten years, commencing on January 1, 2023 and ending on (and including) January 1, 2032, in an amount equal to 1% of the total number of shares of capital stock of Biohaven Ltd. (the “Company”) outstanding on December 31st of the preceding calendar year.
(3)Estimated on the basis of $12.71 per share, the average of the high ($14.34) and low ($11.08) sales prices of the Company’s Common Stock as reported on the New York Stock Exchange on October 6, 2022 pursuant to Rule 457(c) and (h) of the Securities Act.
(4)Represents Common Shares reserved for issuance under the Biohaven Ltd. 2022 Equity Incentive Plan. The maximum number of Common Shares that may be issued under the Plan may not exceed 9,190,000 Common Shares, plus the number of Common Shares that are automatically added on January 1st of each year, commencing on January 1, 2023 and ending on (and including) January 1, 2032, in an amount equal to 4.00% of the total number of all classes of shares of the Company outstanding on December 31st of the preceding calendar year, or such smaller number of Common Shares as determined by the Board of Directors of the Company.
(5)Represents Common Shares reserved for issuance under the Biohaven Ltd. Legacy Equity Award Settlement Plan. The aggregate number of Common Shares that may be issued pursuant to awards will not exceed 4,981,801 Common Shares.
(6)The Registrant does not have any fee offsets.